Exhibit 23.1

CONSENT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 3 to the Registration Statement on Form SB-2 No. 333-138240 and related Prospectus of Solomon Technologies, Inc. and to the inclusion of our report dated April 2, 2007, with respect to the consolidated financial statements of Solomon Technologies, Inc. as of December 31, 2006 and for each of the two years in the period ended December 31, 2006, and our reported dated August 17, 2006, with respect to the financial statements of Technipower LLC as of December 31, 2005 and 2004 and for the years then ended.

/s/ UHY LLP

Hartford, Connecticut
April 20, 2007